UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 15
____________________

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 001-38260
____________________

BP MIDSTREAM PARTNERS LP
(Exact name of registrant as specified in its charter)

501 Westlake Park Boulevard Houston, Texas 77079 (281) 366-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Units Representing Limited Partner Interests
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☒ Rule 12g-4(a)(1)
☐ Rule 12g-4(a)(2)
☒ Rule 12h-3(b)(1)(i)
☐ Rule 12h-3(b)(1)(ii)
☐ Rule 15d-6
☐ Rule 15d-22(b)

Approximate number of holders of record as of the certification or notice date: 2

Pursuant to the requirements of the Securities Exchange Act of 1934, BP Midstream Partners LP has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

BP MIDSTREAM PARTNERS LP

	By:	BP Midstream Partners GP LLC, its general partner

Date: April 15, 2022	By:	/s/ Hans F. Boas
		Name:	Hans F. Boas
		Title:	Chief Legal Counsel and Secretary
Signature Page to Form 15